Exhibit 99.1

February 20, 2009

YRC Worldwide Further Enhances Financial Position

•    S&P Revises CreditWatch to Positive

•    Company Signs Another Sale and Leaseback for $122 Million

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) announced today that after its recently finalized bank amendment, a positive step was taken by one of the lead credit agencies. In addition, the company finalized additional sale and financing leaseback agreements with another investor.

Earlier this week, Standard & Poor’s (S&P) revised the implications of its CreditWatch review on the company to positive from developing. Given the company’s new bank amendment, S&P stated it could raise the company’s ratings after further evaluation.

“We appreciate S&P’s initial perspective of our bank amendment and their willingness to evaluate its positive liquidity aspects,” stated Tim Wicks, Executive Vice President and CFO of YRC Worldwide.

In addition, the company’s operating subsidiaries signed agreements with Estes Express Lines (“Estes”) to sell and simultaneously lease back certain facilities. The aggregate sale price is approximately $122 million and the property sales are intended to close from March through June 2009. The initial lease term for each facility is ten years, with two, ten-year renewal options to extend the term of each lease by up to an additional 20 years. The company will have a right of first offer if Estes decides to sell a facility during the first 36 months.

“We are pleased that we finalized another significant component of our liquidity initiatives,” stated Wicks. “It is common practice in our industry to lease facilities from other industry providers, and in fact, we presently lease other facilities from Estes and they lease from us. This is a continuation of that relationship. We continue to have additional opportunities in this area with other investors and recent improvements in this particular market have made them even more attractive.”

The company’s operating subsidiaries have previously entered into leases with Estes, as both landlord and tenant, and real estate sales contracts for the sale of excess properties. In addition YRC Logistics uses Estes as a transportation service provider for its clients in the ordinary course of business.

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Note on Credit Ratings: A credit rating reflects an assessment by the issuing rating agency of the credit risk associated with a corporate entity or particular securities issued by that entity. Credit ratings are not recommendations to buy, sell or hold securities and are subject to revision or withdrawal at any time by the assigning rating agency. Each rating agency may have different criteria for evaluating risk, and therefore, ratings should be evaluated independently. The company does not endorse any specific rating, and does not make any recommendation to buy, sell or hold its securities based on any such rating.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, identified by the word “intended” and “expected”.

The company’s intentions regarding the dates of closing of the sale and leaseback transactions with Estes are only its intentions regarding this matter. Actual closings may or may not occur, and may or may not occur within the intended time frame based on a number of factors. The closing of the sale and leaseback transactions are subject to the satisfaction of normal and customary due diligence and related conditions, including Estes’ right to terminate each contract in its sole discretion during the inspection period. If a the company is unable to obtain by closing a lien release for a specific facility from JPMorgan Chase Bank, National Association, the administrative agent to the company’s credit agreement (the “Credit Agreement”), either party may terminate the affected contract by written notice to the other party. Pursuant to the terms of the Credit Agreement, the administrative agent will be authorized to release such a lien provided that no default or event of default under the Credit Agreement has occurred and is continuing prior to the closing of a sale and leaseback for a facility or would arise after giving effect to such closing. In addition, with respect to two of the facilities expected to close by the end of June 2009, either party may elect to terminate the contract during the inspection period should either party determine that the terms and conditions for a proposed facility expansion for the property subject to the contract are not suitable for any reason.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including YRC, Reimer Express, YRC Logistics, New Penn, Holland, Reddaway and Glen Moore. Building on the strength of its heritage brands, Yellow Transportation and Roadway, the enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 55,000 people.

Investor Contact:	Sheila Taylor	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan 212.329.1420 sdawson@lakpr.com
913.696.6108
sheila.taylor@yrcw.com